November 5, 2009

Pope Resources LP, A Delaware Limited Partnership
Poulsbo, Washington

Dear Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Pope Resources LP, A Delaware Limited Partnership (the “Company”) for the three months ended September 30, 2009, and have read the Company’s statements contained in Note 6 to the consolidated financial statements included therein.  As stated in Note 6, the Company changed its method of accounting for the classification of cash outflows associated with real estate development capital expenditures from investing activities to operating activities within the consolidated statement of cash flows and states that the newly adopted accounting principle is preferable in the circumstances because the Company believes that cash inflows and cash outflows related to land held for sale and land held for development should be classified in a consistent manner and that classification within operating activities better reflects the fact that these cash outflows are directly related to the Company’s operations of developing and selling real estate.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2008, nor have we audited the information set forth in the aforementioned Note 6 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method.  However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP

KPMG LLP
Seattle, Washington